Exhibit 99.1

1ST COLONIAL BANCORP, INC.

For Immediate Release

For more information, contact

Gerry Banmiller at 856-858-1100

1st Colonial Bancorp reports 14.3% increase in assets, 18.9% increase in YTD net interest income.

COLLINGSWOOD, NJ, October 20, 2003 - 1st Colonial Bancorp, Inc. (OTC: FCOB), the holding company for 1st Colonial National Bank, today announced that assets have increased by 14.3%, and net interest income rose 18.9% for the 9 month period ended September 30, 2003. 1St Colonial also reported deposits have grown by 18.6% and loans increased by 17.5% from December 31, 2002.

For the 9 months ended September 30, 2003, the company reported a 14.3% increase in assets to $112.4 million compared to $98.3 million at December 31, 2002.  Deposits increased by $15.4 million from $82.9 million at December 31, 2002 to $98.3 million at September 30, 2003.  As of September 30, 2003, loans were $63.7 million an increase of $9.5 million or 17.5% from December 31, 2002.

1st Colonial also reported an 18.9% increase in year-to-date net interest income. Net interest income was $2.6 million for the nine months ended September 30, 2003 compared to $2.2 million for the comparable period ended September 30, 2002.  According to Gerry Banmiller, president of 1st Colonial National Bank, “the bank has seen an increase in borrowing in response to lower than typical interest rates.”  Banmiller believes that the bank has been able to maintain growth in loans, in part, because of the strong relationships it maintains with borrowers.

On April 15, 2003, the company issued a 5% stock dividend to shareholders of record as of April 1, 2003.  Banmiller noted, “this is the second year in a row that we have issued a stock dividend.”

Highlights at September 30, 2003, compared to December 31, 2002 and the comparable period in 2002, include the following:  (dollars in thousands, except per share data)

	September 30, 2003	December 31, 2002	$ Increase/ (decrease)	% Increase/ (decrease)
Total Assets	$112,376	$98,320	$14,056	14.3%
Total Loans	63,696	54,198	9,498	17.5%
Total Deposits	98,332	82,948	15,384	18.6%
Retained Earnings	248	166	82	49.4%

	Nine months ended September 30,
	2003	2002
YTD Net Interest Income	2,597	2,185	412	18.9%
YTD Net Income	361	375	(14)	(3.7)%
YTD Earnings Per Share, Diluted	.27	.35	(.08)	(22.9)%

Banmiller also announced that 1st Colonial National Bank had received approval for its mobile branch application.  The approval allows the bank to offer additional services to its customers while extending its service area to new markets.

The bank also received its fourth consecutive 5-star “Superior” rating from BauerFinancial. BauerFinancial provides independent analyses and reports on the financial condition of the nation’s banks, thrifts and credit unions — commonly known as primary financial institutions.  Their five-star rating system, which was introduced in 1988, is nationally recognized as “the bank rating system.”

1st Colonial Bancorp, Inc. is the holding company for 1st Colonial National Bank, a locally owned and managed community bank based in Collingswood, New Jersey.  The bank offers highly personalized service combined with extended lobby and drive-thru hours, and low fees and charges.  The bank services consumers as well as small- to mid-sized businesses. Services include free personal checking, savings, money market and certificate of deposit accounts.  In addition, the bank offers consumer and commercial loans, lines of credit, home equity loans, ATM cards, debit cards and free telephone banking.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include statements about management’s strategies and expectations about programs, products and opportunities.  Such forward-looking statements involve certain risk and uncertainties.  Because of such uncertainties, actual results and performance may be materially different from results indicated by these forward-looking statements.  Factors that might cause a difference include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the bank’s operations, pricing, products and services.

More detailed information concerning 1st Colonial’s financial condition and results of operations can be found in the company’s Annual Report on Form 10-KSB for the year ended December 31, 2002.  The report can also be accessed over the Internet at www.sec.gov. More information on 1st Colonial Bancorp, Inc can also be found online at www.1stColonial.com or by phoning 1st Colonial’s main branch at (856) 858-1100.